Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

AILERON THERAPEUTICS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Aileron Therapeutics, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendment to be advisable and in the best interests of the Corporation.

SECOND: That Article I of the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“I.

The name of this corporation is Rein Therapeutics, Inc. (the “Corporation”).”

THIRD: This Certificate of Amendment shall be effective at 4:00 p.m., Eastern Time, on January 10, 2025.

***

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 10th day of January, 2025.

AILERON THERAPEUTICS, INC.

By:	/s/ Brian Windsor
Name: Brian Windsor, Ph.D. Title: President and Chief Executive Officer

2